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                             ARTICLES SUPPLEMENTARY
                                       OF
                    WARBURG, PINCUS INSTITUTIONAL FUND, INC.


     WARBURG, PINCUS INSTITUTIONAL FUND, INC. (the "Fund"), a Maryland corporation with its principal corporate offices in the State of Maryland in Baltimore, Maryland, DOES HEREBY CERTIFY:

     1. There is hereby classified a Series of stock comprised of one billion (1,000,000,000) Shares (as those terms are defined in the Fund's Articles of Incorporation, as amended from time to time, the "Articles") of the authorized but unclassified and unissued Shares of the Fund, to be known as the "Value Portfolio."

     2. The Shares of the Value Portfolio classified hereby shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption as set forth in Article V, Section 4 of the Articles and shall be subject to all provisions of the Articles relating to Shares generally.

     3. The Shares of the Value Portfolio have been classified by the Fund's Board of Directors under the authority contained in Article V, Sections 2 and 3 of the Articles.

     IN WITNESS WHEREOF, the undersigned have executed these Articles Supplementary on behalf of Warburg, Pincus Institutional Fund, Inc. and acknowledge that it is the act and deed of the Fund and state, under penalty of perjury, to the best of the knowledge, information and belief of each of them, that the matters contained herein with respect to the approval thereof are true in all material respects.

Dated:  January 29, 1997              WARBURG, PINCUS INSTITUTIONAL
                                      FUND, INC.


                                      By: /s/ Eugene P. Grace
                                          Name: Eugene P. Grace
                                          Title: Vice President and Secretary
ATTEST:

/s/ Janna Manes
Name: Janna Manes
Title: Assistant Secretary